Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-3 (File Nos. 333-106651 and 333-113319) of our report dated March 18, 2005, which report appears in the December 31, 2004 annual report on Form 10-KSB of Home Solutions of America, Inc.

/s/ CORBIN & COMPANY, LLP

Corbin & Company, LLP

Irvine, California
March 24, 2005